EXHIBIT 99.2

FOR IMMEDIATE RELEASE
THIS ANNOUNCEMENT IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN OR INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION.
THIS IS AN ANNOUNCEMENT FALLING UNDER RULE 2.8 OF THE CITY CODE ON TAKEOVERS AND MERGERS (THE "CODE").
THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION FOR THE PURPOSES OF ARTICLE 7 OF REGULATION (EU) NO 596/2014 ("MAR"). UPON THE PUBLICATION OF THIS ANNOUNCEMENT, THE INSIDE INFORMATION IS NOW CONSIDERED TO BE IN THE PUBLIC DOMAIN FOR THE PURPOSES OF MAR.

21 September 2018

Statement regarding Phaunos Timber Fund Limited (“Phaunos”)

Further to the announcement by CatchMark Timber Trust, Inc. ("CatchMark" or the "Company") on 6 September 2018, CatchMark announces that, following discussions with the Board of Phaunos, it does not intend to make an offer for Phaunos.

As a result of this announcement, CatchMark (and any person(s) acting in concert with it) will be bound by the restrictions contained in Rule 2.8 of the Code.

For the purposes of Rule 2.8 of the Code, CatchMark (and any person(s) acting in concert with it) reserve(s) the right to make, or participate in, an offer or possible offer for Phaunos (and/or to take any other action which would otherwise be restricted under Rule 2.8 of the Code) within six months following the date of this announcement:

•	with the agreement of the Board of Phaunos following the firm offer made by Stafford Capital Partners Limited (“Stafford”) having been withdrawn or having lapsed;

•	if a third party announces a firm intention to make an offer for Phaunos pursuant to Rule 2.7 of the Code;

•	following the announcement by Phaunos of a "whitewash" proposal (for the purposes of Note 1 on the Notes on Dispensations from Rule 9 of the Code) or a reverse takeover; or

•	if the Panel on Takeovers and Mergers determines that there has been a material change of circumstances.

Enquiries:

Miller Ryan LLC (Public Relations adviser to CatchMark)
Mary Beth Ryan	+1 (203) 268-0158

DC and DCS Advisory (Joint Financial adviser to CatchMark)
Richard Pulford James Flicker	+ 44 (0) 161 362 6800 +1 (212) 904 9280

A copy of this announcement will be available, subject to certain restrictions relating to persons resident in restricted jurisdictions, at www.catchmark.com by not later than 12 noon (London time) on 24 September 2018. The content of the website referred to in this announcement is not incorporated into, and does not form part of, this announcement.

This announcement is not intended to, and does not, constitute, represent or form part of any offer, invitation or solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities whether pursuant to this announcement or otherwise.

The distribution of this announcement in jurisdictions outside the United Kingdom may be restricted by law or regulation and therefore any person who comes into possession of this announcement should inform themselves about, and comply with, such restrictions. Any failure to comply with such restrictions may constitute a violation of the securities laws or regulations of any such relevant jurisdiction.

Important Notice
Daiwa Corporate Advisory Limited ("DC Advisory"), which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting as joint financial adviser exclusively for CatchMark and no one else in connection with the matters referred to in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than CatchMark for providing the protections afforded to clients of DC Advisory, nor for providing advice in relation to the matters referred to in this Announcement. Neither DC Advisory nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract or in tort, under statute or otherwise) to any person who is not a client of DC Advisory in connection with this Announcement, any statement contained therein or otherwise.
DCS Advisory LLC ("DCS Advisory"), which is a broker-dealer that is registered in the United States of America with the US Securities and Exchange Commission, is acting as joint financial adviser exclusively for CatchMark and no one else in connection with the matters referred to in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than CatchMark with respect to any services afforded to clients of DCS Advisory, nor for providing advice in relation to the matters referred to in this Announcement. Neither DCS Advisory nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract or in tort, under statute or otherwise) to any person who is not a client of DCS Advisory in connection with this Announcement, any statement contained therein or otherwise.

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